EXHIBIT 5.1
        OPINION OF RYLEY CARLOCK & APPLEWHITE, A PROFESSIONAL ASSOCIATION




                                  July 13, 2005


Knight Transportation, Inc.
5601 West Buckeye Road
Phoenix, Arizona 85043

     Re: Knight Transportation, Inc. - Registration Statement on Form S-8 pertaining to Four Million (4,000,000) Shares of Common Stock, par value One Cent ($.01) per Share (the "Shares") and the Knight Transportation, Inc. 2003 Stock Option Plan (the "Stock Option Plan")

Ladies and Gentlemen:

     In connection with the registration of the Shares and the Stock Option Plan under the Securities Act of 1933, as amended (the "Act"), by Knight Transportation, Inc., an Arizona corporation (the "Company"), on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on or about July 14, 2005 (hereinafter the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

     We have acted as corporate counsel for the Company in connection with the matters described herein. In our capacity as corporate counsel to the Company, we have reviewed and are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares and, for purposes of this opinion, we have assumed all such proceedings will be timely completed in the manner presently proposed. In addition, we have relied upon certificates and advice from the officers of the Company upon which we believe we are justified in relying and on various certificates from, and documents recorded with, the Arizona Corporation Commission, and such laws, records, documents, certificates, opinions and instruments as we deem necessary to render this opinion.

     We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity of the originals of all documents submitted to us as certified, photostatic or conformed copies. In addition, we have assumed that each person executing any instrument, document or certificate referred to herein on behalf of any party is duly authorized to do so.

     Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter, all of the Shares have been duly authorized and the Shares will, upon issuance and delivery in accordance with the terms and


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Knight Transportation, Inc.
July 13, 2005
Page 7


conditions described in the Registration Statement, be legally issued, fully paid and non-assessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement.

     We are qualified to practice law in the State of Arizona and do not purport to be experts on, or to express any opinions herein concerning, any law other than the law of the State of Arizona. Furthermore, the opinions presented in this letter are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.

     The opinions expressed in this letter are solely for your use and may not be relied upon by any other person without our prior written consent.

                                                 Sincerely,

                                                 Ryley Carlock & Applewhite

                                                 /s/ James E. Brophy

                                                 James E. Brophy